ALLONGE TO PROMISSORY NOTE

This Allonge (“Allonge”) to Promissory Note (“Note”), dated October 27, 2009, by Optex Systems Holdings, Inc. (“Debtor”) in favor of Longview Fund, L.P. (Lender”).

WHEREAS, Debtor previously executed and delivered the Note to Lender; and

WHEREAS, the parties desire to amend the Note as set forth herein, and except as amended as set forth herein, the terms of the Note remain in full force and effect, if there is a conflict between the terms of the Note and this Allonge, the terms in the Allonge control and all capitalized terms used and not defined in the Allonge are used as defined in the Note.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to modify the Note as set forth below:

1.  The Maturity Date is July 15, 2010.

2.  The Note will bear interest at the rate of 10%.

3.  All interest under the Note shall be accrued and shall be payable at maturity, except as otherwise set forth in paragraph 4 below.

4.  If Debtor receives at least $900,000 in net proceeds from  a new credit facility or other financing during the term of the Note, it shall immediately make a prepayment, without premium or penalty, to Lender in the amount of: (i) 50% of the then outstanding principal amount of the Note and (ii) all accrued and unpaid interest through the date of the closing of the new credit facility or other financing.

5.  In consideration of entering into the Allonge by Lender, Borrower shall issue to Lender a warrant to purchase 100,000 shares of its Common Stock, on a restricted basis, with an exercise price of $0.15 per share and a term of three years.

IN WITNESS WHEREOF, the parties have executed this Allonge as of this 5th day of January, 2010.

LONGVIEW FUND, L.P.

By: Viking Asset Management, LLC, its investment advisor

By:/s/ S. Michael Rudolph
S. Michael Rudolph
Managing Member

OPTEX SYSTEMS HOLDINGS, INC.

By:/s/ Stanley Hirschman
Stanley Hirschman
President